Exhibit 99.1

CEVA, Inc. Announces Third Quarter 2015 Financial Results

•	All time-high revenues of $16.2 million, up 15% year-over-year

•	Royalty revenue of $7.6 million, up 42% year-over-year.

•	Quarterly record of 27 million CEVA-powered LTE devices shipped

•	GAAP and non-GAAP EPS growth of 433% and 83% year-over-year

MOUNTAIN VIEW, Calif. – November 02, 2015 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of DSP and IP platforms for cellular, multimedia and connectivity, today announced its financial results for the third quarter ended September 30, 2015.

Total revenue for the third quarter of 2015 was $16.2 million, an increase of 15% compared to $14.1 million for the third quarter of 2014. Licensing and related revenue for the third quarter of 2015 was $8.6 million, a slight decrease of 1% compared to $8.7 million reported for the third quarter of 2014. Royalty revenue for the third quarter of 2015 was $7.6 million, an increase of 42% compared to $5.4 million reported for the third quarter of 2014.

Gideon Wertheizer, Chief Executive Officer, stated: “Our outstanding third quarter financial performance delivered record high revenues for the Company. This milestone achievement is a direct consequence of our LTE market share gain strategy and the continued expansion of our licensee base into new and lucrative markets. CEVA has evolved into a diversified company with strong competencies to leverage the major opportunities existing in an increasingly smart and connected world.”

U.S. GAAP net income and diluted net income per share for the third quarter of 2015 were $3.3 million and $0.16, respectively, representing an increase of 404% and 433%, respectively.

Non-GAAP net income and diluted net income per share for the third quarter of 2015 were $4.7 million and $0.22, respectively, representing an increase of 98% and 83%, respectively, over the $2.4 million and $0.12 reported for the third quarter of 2014. Non-GAAP net income and diluted earnings per share for the third quarter of 2015 excluded: (a) equity-based compensation expense, net of taxes, of $1.2 million, and (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.2 million associated with the acquisition of RiveraWaves. Non-GAAP net income and diluted earnings per share for the third quarter of 2014 excluded: (a) equity-based compensation expense, net of taxes, of $1.0 million, (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.2 million associated with the acquisition of RiveraWaves, (c) a loss of approximately $0.4 million from the sale of our minority equity holdings in Antcor, which was sold to u-blox during the quarter, and (d) $0.1 million of costs associated with the RivieraWaves acquisition.

During the third quarter of 2015, the Company concluded eight new license agreements. Three of the agreements were for CEVA DSP cores, platforms and software, and five were for CEVA connectivity IPs. Target end products include: smartphones, tablets, small cell base stations and varieties of connected devices. Geographically, three deals were signed in the US, one was in Europe and four were in Asia.

Yaniv Arieli, Chief Financial Officer, stated, “We are delighted with our overall performance for the third quarter, producing all-time high revenues, which yielded our strongest GAAP and non-GAAP results in more than three years. Significantly, LTE shipments increased to a record twenty seven million units, driving royalty revenue growth of 42% year-over-year. We continued to buy back our shares during the quarter, repurchasing approximately 159,000 shares of CEVA common stock for an aggregate consideration of $2.8 million. At the end of the quarter, our cash balance, marketable securities and bank deposits totaled approximately $129 million.”

CEVA Conference Call

On November 2, 2015, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the company’s operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-866-364-3869 (Access Code: CEVA)

•	International Participants: Dial +1-412-902-4215 (Access Code: CEVA)

The conference call will also be available live via the Internet at the following link: https://www.webcaster4.com/Webcast/Page/984/10882. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing 1-877-344-7529 or +1-412-317-0088 (access code: 10073703) from one hour after the end of the call until 9:30 a.m. (Eastern Time) on November 15, 2015. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

About CEVA, Inc.

CEVA is the leading licensor of cellular, multimedia and connectivity technologies to semiconductor companies and OEMs serving the mobile, consumer, automotive and IoT markets. Our DSP IP portfolio includes comprehensive platforms for multimode 2G/3G/LTE/LTE-A baseband processing in terminals and infrastructure, computer vision and computational photography for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (Smart and Smart Ready), Wi-Fi (802.11 a/b/g/n/ac up to 4x4) and serial storage (SATA and SAS). One in every three phones sold worldwide is powered by CEVA, from many of the world’s leading OEMs including Samsung, Huawei, Xiaomi, Lenovo, HTC, LG, Coolpad, ZTE, Micromax and Meizu. Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube and LinkedIn.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statement that CEVA has evolved into a diversified company with full capacity to leverage major opportunities existing in an increasingly smart and connected world. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 3G and LTE networks, as well as the IoT space, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Quarter ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$8,600	$8,728	$24,108	$20,989
Royalties	7,635	5,370	19,320	15,998

Total revenues	16,235	14,098	43,428	36,987

Cost of revenues	1,281	1,255	4,016	3,737

Gross profit	14,954	12,843	39,412	33,250

Operating expenses:
Research and development, net	6,571	6,453	21,175	18,500
Sales and marketing	2,384	2,611	7,358	7,201
General and administrative	2,183	2,223	5,821	6,124
Amortization of intangible assets	325	326	974	326

Total operating expenses	11,463	11,613	35,328	32,151

Operating income	3,491	1,230	4,084	1,099
Financial and other income (loss), net	401	(338)	643	539

Income before taxes on income	3,892	892	4,727	1,638
Income taxes	583	236	764	523

Net income (loss)	3,309	656	3,963	1,115

Basic and diluted net income per share	$0.16	$0.03	$0.19	$0.05
Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	20,448	20,355	20,477	20,761
Diluted	20,811	20,667	20,918	21,132

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(U.S. Dollars in thousands, except per share amounts)

	Quarter ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	Unaudited	Unaudited	Unaudited	Unaudited
GAAP net income	3,309	656	3,963	1,115
Equity-based compensation expense included in cost of revenue	34	45	111	159
Equity-based compensation expense included in research and development expenses	438	441	1,323	1,575
Equity-based compensation expense included in sales and marketing expenses	151	185	395	753
Equity-based compensation expense included in general and administrative expenses	496	451	966	1,496
costs associated with RivieraWaves acquisition	—	126	147	389
Amortization of intangible assets related to RivieraWaves transaction	325	326	974	326
Loss from realize of investment in Antcor	—	404	—	404
Income tax expense (benefit) related to equity-based compensation expenses	83	(120)	83	(324)
Income tax benefit related to RivieraWaves acquisition	(108)	(122)	(329)	(209)

Non-GAAP net income	4,728	2,392	7,633	5,684

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	20,811	20,667	20,918	21,132

Weighted-average number of shares related to outstanding options	264	—	212	—

Non-GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	21,075	20,667	21,130	21,132

GAAP diluted net income per share	$0.16	$0.03	$0.19	$0.05
Equity-based compensation expense, net of taxes	$0.05	$0.05	$0.14	$0.18
Acquisition related costs	—	$0.00	—	$0.01
Amortization of intangible assets related to RivieraWaves transaction	$0.02	$0.02	$0.05	$0.02
Loss from realize of investment in other company associated with Antcor	—	$0.02	—	$0.02
Income tax benefit related to RivieraWaves acquisition	($0.01)	—	($0.02)	($0.01)

Non-GAAP diluted net income per share	$0.22	$0.12	$0.36	$0.27

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	September 30,	December 31,
	2015	2014 (*)
	Unaudited	Unaudited
ASSETS

Current assets:
Cash and cash equivalents	$16,316	$16,166
Marketable securities and short term bank deposits	66,797	85,277
Trade receivables, net	9,137	8,347
Deferred tax assets	1,978	1,868
Prepaid expenses and other current assets	3,869	3,982

Total current assets	98,097	115,640

Long-term assets:
Long term bank deposits	46,282	28,424
Severance pay fund	7,212	7,011
Deferred tax assets	668	399
Property and equipment, net	2,994	2,605
Goodwill	46,612	46,612
Investment in other company	1,806	1,806
Other intangible assets	4,538	5,512

Total assets	$208,209	$208,009

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$875	$864
Deferred revenues	2,045	1,681
Accrued expenses and other payables	12,569	16,711
Taxes payable	462	739
Deferred tax liabilities	435	464

Total current liabilities	16,386	20,459

Long-term liabilities:
Accrued severance pay	7,471	7,096
Deferred tax liabilities	1,096	1,405

Total liabilities	24,953	28,960

Stockholders’ equity:
Common stock:	20	20
Additional paid in-capital	212,333	209,426
Treasury stock	(53,452)	(54,708)
Accumulated other comprehensive loss	(325)	(436)
Retained earnings	24,680	24,747

Total stockholders’ equity	183,256	179,049

Total liabilities and stockholders’ equity	$208,209	$208,009

(*)	Derived from audited financial statements